Exhibit 107
Calculation of Filing Fee Tables
FORM S-1
(Form Type)
NUWELLIS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Equity	Shares of Common Stock, par value $0.0001 per share	Rule 457(o)	—	—	$5,000,000.00	$0.00014760	$738.00
Equity	Pre-Funded Warrants to purchase shares of Common Stock, par value $0.0001 per share	Rule 457(g)	—	—	—	—	—
Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of the Pre-Funded Warrants	Rule 457(o)	—	—	Included above	—	—
Equity	Common Warrants to purchase shares of Common Stock, par value $0.0001 per share	Rule 457(g)	—	—	—	—	—
Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of the Common Warrants	Rule 457(o)	—	—	$5,000,000.00	$0.00014760	$738.00
Total Offering Amounts					$10,000,000.00	$0.00014760	$1,476.00
Total Fees Previously Paid							$3,542.40
Total Fee Offset							—
Net Fee Due							$(2,066.40)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.